Exhibit 10.01

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“the Agreement”) is entered into between Thomas Hallam (“Executive”), Leading Biosciences, Inc. (“LBS”) and Palisade Bio, Inc. (the “ Company”).

Whereas, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 16, 2020, by and among the Company (formerly known as Seneca Biopharma, Inc.), LBS and Townsgate Acquisition Sub 1, Inc., a wholly owned subsidiary of the Company (“Merger Sub”), the Company completed the previously announced merger transaction with LBS (the “Merger”), pursuant to which LBS became a wholly owned subsidiary of the Company. Pursuant the Merger, Executive, who was the CEO of LBS and a member of the board of directors of LBS retained those positions and also became the CEO and a member of the board of directors of the Company.

Whereas, effective October 11, 2022 (“Separation Date”), Executive has resigned from any and all positions within the Company, LBS and Insperity PEO Services L.P. (“Insperity”), LBS’s professional employment organization, including without limitation as a member of the boards of directors of the Company and LBS and as CEO of the Company and LBS; and

Whereas, that certain Employment Agreement dated December 16, 2020 by and between Executive and LBS (the “Employment Agreement”) provides that Executive may receive certain severance benefits upon termination of his employment for certain reasons (the “Severance Benefits”), conditioned upon his execution of an acceptable Separation Agreement, and the parties providing such severance benefits to Executive, in addition to the payment of compensation he has earned as of the Separation Date, based on the terms set forth in this Agreement, and Executive, the Company and LBS agree that Executive’s resignation is such a circumstance entitling him to Severance Benefits; and

In consideration for the good and valuable consideration described herein, the parties further agree as follows:

1.	Severance. The Company will provide Executive with the following “Severance Benefits”

a.	The Company shall send by overnight mail within 72 hours of the Separation Date Executive’s final pay through the Separation Date.
b.	On the first regular pay date which is after the Effective Date of this Agreement, the Company shall pay any expense reimbursements for appropriate business expenses properly submitted by Executive by the Effective Date in accordance with the Company’s reimbursement policy for business expenses incurred through the Separation Date. Executive will not seek reimbursement for purchase of a cell phone prior to the Separation Date.
c.	Commencing on the first regular pay date which is after the Effective Date of this Agreement, the Company will provide Executive with his salary for a period of twelve months after the Separation Date, payable on the Company’s regular monthly payroll dates, as set from time to time, subject to all legally required taxes and withholdings.

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d.	Executive’s group health insurance shall end on October 31, 2022, at midnight PST. The Company shall directly pay Executive’s COBRA group health insurance premiums for Executive and Executive’s eligible dependents, upon an election of COBRA benefits, from November 1, 2022 the until the earliest of i) through and including October 11, 2023 (representing twelve months of premium payment); ii) the expiration of Executive’s eligibility for COBRA benefits, or iii) the date when Executive becomes eligible for substantially comparable health insurance benefits in connection with new employment or self-employment.
e.	The Company will provide Executive with up to six months of virtual job-placement services with Lee Hecht Harrison, at a value of $3,100.00, which must be utilized within six months after the Separation Date. If Executive does not use this service, no additional benefits will be owed or provided to Executive.
f.	Executive acknowledges and agrees that the Severance benefits provided for hereunder are payable by the Company and that Insperity has no obligation to provide the Severance benefits, even though the benefits may be processed by Insperity.
g.	All of Executive’s equity incentive awards (which are stock option awards) granted prior to the Separation Date pursuant to any equity incentive plan of LBS or the Company, which are subject to time-based vesting, will be accelerated and deemed vested as if Executive had remained employed for the 12 months after the Separation Date. Each stock option award may be exercised by Executive after the Separation Date (which shall be the “Termination Date” for purposes of each equity incentive award) for the period of time as set forth in the applicable equity incentive award agreement documenting a stock option award, assuming a termination without cause. It is agreed that the Company, and not Insperity, will be responsible for any equity-related transactions should Executive choose to exercise the options or have other such transactions in the future, including payroll processing and W-2 reporting under the company’s FEIN.
h.	The Company will not oppose nor appeal any award of unemployment benefits to Executive but will be obligated to respond truthfully to any request for information from the State of California Employment Development Department in connection with any application for unemployment benefits.

2.	Mutual Release. Each party hereby releases the other party, including their respective current and former parent companies, subsidiaries, and affiliated companies, as well as any of their respective current and former insurers, directors, officers, agents, shareholders, and employees, and in the case of LBS and the Company, Insperity (“Released Parties”) from any claims that it/he may have against any of them as of the date of this Agreement, whether such claims arise from common law, statute, regulation, or contract. This release includes but is not limited to rights and claims arising under Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Genetic Information Nondiscrimination Act, the Family Medical Leave Act, the California Family Rights Act, the California Fair Employment and Housing Act, the California Pregnancy Discrimination Act, and any state or federal leave law or workers compensation retaliation law. By accepting the Severance benefits and additional compensation provided hereunder, Executive has agreed to release the Released Parties from any liability arising out of his employment with and separation from the Company, LBS and Insperity. By accepting Executive’s resignation from the boards of directors of each of the Company and LBS, the Company, LBS and Insperity has agreed to release the Released Parties from any liability arising out of Executive’s employment with and separation from the Company, LBS and Insperity. This includes, but is not limited to, claims alleging breach of contract, defamation, dishonesty, emotional distress, harassment, discrimination, or retaliation based on age, gender, race, religion, national origin, disability, or any other status protected under state, local or federal law. Notwithstanding anything in this release, Executive shall not be released from any conduct which constitutes a breach of his fiduciary obligations such as fraud, dishonesty, immoral conduct, or criminal or civil liability toward LBS or the Company.

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It is understood and agreed that Executive is waiving any rights under Section 1542 of the California Civil Code, which provides:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

Rights Reserved. This release does not apply to claims for workers compensation benefits, to making or participating in any administrative charge or in any investigation before any governmental agency charged with enforcement of any federal, state or local law, including but not limited to the Equal Employment Opportunity Commission, any similar state or local agency, the National Labor Relations Board, or the Securities and Exchange Commission (“SEC”). This release does not prevent Executive from engaging in any concerted activity for the purposes of collective bargaining or other mutual aid and protection. Executive does agree, however, that by signing this release, you waive any right to recover monetary damages or other individual relief in connection with any charge or investigation in which you may participate. Notwithstanding the foregoing, nothing herein prohibits you from seeking or obtaining a whistleblower award from the SEC (and not the Released Parties) pursuant to Section 21F of the Securities Exchange Act of 1934, as amended.

3.	Existing Agreements. Nothing in this Agreement shall be construed to alter any prior agreements Executive entered into with the Company or Insperity, including but not limited to the terms of Executive’s Employment Agreement, the Confidentiality, Invention Assignment, and Non-Compete Agreement you executed, or any agreement concerning arbitration, intellectual property, confidentiality, non-solicitation, or non-competition with LBS and/or the Company.

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4.	No Admission of Liability. It is understood and agreed that entering into this Agreement does not constitute an admission of liability or fault by any party or person or of any unlawful conduct of any kind.

5.	Non-Disparagement. Executive and the Company agree not to disparage each other or to do anything that portrays Executive or the Company, or the Company’s business, products, or personnel in a negative light or that might injure the Executive or the Company’s business or affairs. This includes, but is not limited to, disparaging remarks, postings on social media, or conduct imputing negative, immoral or unlawful conduct to the Executive or the Company, or the Company’s shareholders, officers, directors, employees, agents, advisors, partners, affiliates, consultants, products, formulae, business processes, corporate structure, organization, or marketing methods. Executive further acknowledges that he has not, and will not, do anything which will subject the Company to exposure for fraud, dishonesty, immoral conduct, or criminal or civil liability. Nothing in this section affects the rights reserved under Section 2 or prevents Executive from discussing or disclosing any information about unlawful acts in the workplace which Executive has reason to believe are unlawful.

In the event the Company is contacted for a reference about Executive by a potential employer, the Company will refer all requests to Insperity’s Contact Center (1-866-715-3552), which will provide only dates of employment and last position held.

In the event Executive or any officers, employees or directors of the Company or LBS is contacted with questions about Executive’s departure, each will state only that Executive has resigned to pursue other opportunities.

6.	Return of Property. Executive covenants that he is obligated to, and will, return to the Company all property belonging to the Company, LBS or to Insperity by the Effective Date, including but not limited to documents, files, forms, customer information and lists, business information, keys, his Company laptop computer, hand held devices, pagers, and Company-issued credit card.

7.	Severability. It is understood and agreed that if any portion of this Agreement is found to be unenforceable, in whole or in part, the portion of the Agreement which is unenforceable will be severed and the remainder of the Agreement shall remain in force and effect.

8.	Waiting Time; Right to Revoke. Executive has 45 days in which to consider this Agreement and if it is not accepted within 45 days, it will expire. Executive has the right to consult with an attorney before executing this Agreement. Upon signing this Agreement, Executive should return the signed Agreement to Samantha Pellerin, Insperity Sr. HR Specialist at Samantha.Pellerin@insperity.com. After signing this Agreement, Executive will have a right to revoke this Agreement for a period of seven days after execution. The Agreement may be revoked by providing written notice of revocation to Samantha Pellerin, Insperity Sr. HR Specialist at Samantha.Pellerin@insperity.com. This Agreement will be effective on the eighth day after it is signed, if it has not been revoked (“Effective Date”).

9.	Modification. This Agreement may only be modified by a writing signed by Executive and by the Company and LBS.

10.	Voluntary Execution. This Agreement fully and accurately describes the agreement of the parties and is signed knowingly and voluntarily. Any waiver of rights and offer of benefits is understood and agreed to and is entered into after full consideration and consultation with each party’s respective advisors, and of their own free will.

[Signature Page Follows]

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Signature Page to Separation and Release

Date:
Thomas Hallam, Executive

LEADING BIOSCIENCES, INC.

Date:
	Name:	J.D. Finley
	Its:	Interim CEO

PALISADE BIO, INC.

Date:
	Name:	J.D. Finley
	Its:	Interim CEO

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